Exhibit 99.1


           VIASYS Healthcare Inc. Reports Third Quarter 2005 Results,
                          Increases Guidance for 2006


    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--Nov. 3, 2005--VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended October 1, 2005. All information is from continuing operations and inclusive of all acquisitions unless otherwise indicated.

    Third Quarter Results

    Revenues for the third quarter of 2005 increased 38.6% to $126.9 million as compared to $91.6 million in the comparable quarter last year. In the period, we recorded charges for special items related to acquisitions and the final remaining actions related to the restructuring initiated in the third quarter of 2004. Excluding the impact of special items(1), operating income more than tripled to $10.6 million as compared to $3.2 million in the same period last year, and income from continuing operations after taxes increased to $6.4 million, or $.20 per diluted share, compared to $2.1 million, or $.07 per diluted share, for the same period last year.

    Including the impact of the special items(1), operating income was $7.3 million compared to an operating loss of $3.4 million in the same period last year, and income from continuing operations after taxes was $4.3 million, or $.13 per diluted share, as compared to a loss of $2.2 million, or a loss of $.07 per diluted share, for the same period last year.

    Year-to-Date Results

    Revenues for year-to-date 2005 increased 25.6% to $354.8 million as compared to $282.5 million in the comparable period last year. In 2005, we recorded charges for special items which were primarily acquisition related. Excluding the impact of these special items(1), operating income increased 94.6% to $28.5 million as compared to $14.6 million in the same period last year and income from continuing operations after taxes increased 84.5% to $18.0 million, or $.58 per diluted share, compared to $9.8 million, or $.31 per diluted share, for the same period last year. Foreign currency translation had a positive impact of 1% on revenues for the year-to-date period ended October 1, 2005.

    Including the impact of the special items(1), we incurred an operating loss of $14.3 million compared to operating income of $12.0 million in the same period last year and a loss from continuing operations after taxes of $22.0 million, or a loss of $.70 per diluted share, as compared to income of $8.1 million, or $.26 per diluted share, for the same period last year.

    We are reaffirming our previously announced guidance for income from continuing operations in the range of $.95 to $.98 per diluted share. In keeping with prior practice, this guidance excludes the impact of future acquisitions and special items.

    Chairman, President and CEO Comments

    Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

    "Third quarter and year-to-date performance continues to reflect the strong demand for our products and services across all businesses. In addition, our recent acquisitions are contributing positively as these acquired products are introduced throughout our global sales and service operations. Year-to-date revenue increased 25.6% and operating income, excluding the impact of special items, nearly doubled. We expect this positive momentum to continue and, therefore, we are reiterating our increased guidance as announced at the end of the second quarter.

    "Our strategy is to attain "best in class" status for our leading products while increasing the percentage of revenue from our new business initiatives, service and disposables. We believe this strategy is being executed effectively by each of our businesses. At the same time our strong balance sheet has allowed us to complete a number of acquisitions that move us into higher growth areas of our existing therapeutic focus. Excluding debt incurred to finance any future acquisitions, we expect to be debt-free by the end of 2006.

    "Our Respiratory Care segment is a leader in each area in which we compete and has grown revenue 19.6% year-to-date. The core product segments are complemented by new business initiatives in sleep and clinical services and investments in new channels of distribution to leverage the physician and homecare markets.

    "VIASYS NeuroCare revenue has grown 44.5% year-to-date, led by the introduction this year of new products developed internally as well as acquired. The success of our new products and acquisition strategy has contributed to a consolidation in the industry. We believe VIASYS NeuroCare will achieve improved profitability as the new products gain momentum, the industry continues to consolidate and we further rationalize the structure of this business.

    "VIASYS Orthopedics is experiencing unprecedented revenue growth, 43.3% year-to-date, based upon the demand for our products and the increasing trend by our customers to outsource product development and manufacturing. In addition, we are also seeing a trend toward the consolidation of the orthopedics outsourcing industry. VIASYS Orthopedics, we believe, is ideally suited to be a leader in this consolidating market. Therefore, we have recently announced the completion of our first acquisition in this segment, InterMed Precision Limited, based in Ireland and specializing in the orthopedics instrument segment. We believe companies in this segment are commanding attractive multiples and valuations and as VIASYS Orthopedics continues to grow as a part of our overall portfolio, we expect this to reflect positively on VIASYS' shareholder value.

    "International, service and disposables revenue are embedded in the results of our strategic business units and deserve comment. We are seeing strong demand for our products and services in most major international markets. Our customer service business is growing as our installed base of products increases and as systems sold in recent years come off warranty and convert to longer term service agreements. Our overall disposables revenue has grown significantly in the last few years and will exceed $110 million in 2005. This remains an area in which we intend to invest.

    "We are increasing our guidance for 2006 based on the positive momentum in our businesses and the anticipated impact of our recent acquisitions. Therefore, we expect reported revenue to be in the range of $565.0 to $575.0 million and earnings to be in the range of $1.25 to $1.30 per diluted share. This excludes any impact of future acquisitions and the new accounting requirements related to employee stock compensation incentives."

    Segment Highlights

    Respiratory Care

    Revenues increased 39.0% to $77.8 million in the third quarter of 2005 compared to the third quarter of 2004. All major product lines in this segment continued to grow, particularly clinical services, ventilators and sleep diagnostics. Also contributing to the higher revenue were Micro Medical and Pulmonetics, which were acquired late in the first and second quarters of 2005, respectively.

    Operating income was $8.4 million in the third quarter of 2005, as compared to an operating loss of $3.2 million in the comparable quarter of last year. This increase was due to higher gross margins resulting from increased sales, operational efficiencies and product mix. We also realized expense savings from the restructuring completed in 2004 for which we recorded a charge of $6.5 million in the third quarter of 2004. Partially offsetting these benefits was a charge of $0.9 million primarily related to the step-up of inventory acquired as part of the Pulmonetics transaction.

    NeuroCare

    Revenues increased 40.4% to $29.5 million in the third quarter of 2005 compared to the third quarter of 2004. The higher revenues resulted from the acquisition of Oxford and higher sales of audio products. Offsetting this increase were lower sales of vascular products resulting from manufacturing disruptions caused by the consolidation of our vascular manufacturing facilities in the United Kingdom. We believe the manufacturing consolidation is now complete and will not impact revenues going forward. We continue to experience strong demand across all product lines in this segment resulting in an increased backlog at the end of the quarter.

    We incurred a $1.2 million operating loss in the third quarter of 2005 as compared to an operating loss of $0.1 million in the comparable period last year. Operating results were negatively impacted by costs resulting from the acquisition and integration of Oxford, including $0.2 million of restructuring costs. Also contributing to the decrease were costs incurred to consolidate the vascular manufacturing facilities and higher selling expenses related to a number of new product launches in 2005. Partially offsetting these items were improvements in gross margin due to increased sales, new higher margin products and manufacturing efficiencies. As our new products continue to gain acceptance and Oxford is fully integrated and synergies are realized, we anticipate improvement in operating income.

    MedSystems

    Revenues increased 9.6% to $8.0 million in the third quarter of 2005 compared to the third quarter of 2004. The increase was mainly due to higher sales of enteral delivery products and contributions from our newly introduced CORTRAK(TM) and NAVIGATOR(R) systems.

    Operating income increased 23.6% to $1.6 million as compared to $1.3 million in the comparable period last year. The impact on operating income of the higher sales was partially offset by expenses related to our continued investment in the launches of our new CORTRAK and NAVIGATOR systems. We believe the early placements of CORTRAK and NAVIGATOR have demonstrated the potential for these devices.

    Orthopedics

    Revenues increased 59.0% to $11.5 million in the third quarter of 2005 compared to the third quarter of 2004. The increase was mainly due to increased sales of hip and knee implants as well as cranial and maxiofacial mesh products. We believe the VIASYS Orthopedics business continues to outperform the growth of the worldwide orthopedics market due to our high quality products and our ability to meet customer specifications in new product development.

    Operating income more than doubled to $3.0 million as compared to $1.1 million in the comparable period last year. This increase was primarily due to the higher sales volume, favorable product mix and improved operational efficiencies resulting from our investments in manufacturing process improvements.

    Corporate

    Corporate expenses increased by $2.0 million in the third quarter of 2005 over the comparable quarter of 2004 primarily due to higher incentive compensation expense as a result of increased earnings before special items as well as charges for the final remaining actions related to the restructuring initiated in the third quarter of 2004. Partially offsetting these increased expenses were savings from the restructuring initiated in the third quarter of 2004 as well as lower professional and consulting expenses.

    Conference Call

    VIASYS Healthcare Inc. will host an earnings release conference call on Thursday November 3, 2005, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 6568495.

    VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks including among others AVEA(R), BEAR(R), BIRD(R), CORFLO(R), CORPAK(R), CORTRAK(TM), EME(R), GRASON-STADLER(R), JAEGER(TM), LYRA(R), MEDELEC(R), MICROGAS(R), NAVIGATOR(R), NICOLET(R), NicoletOne(TM), PULMONETIC(TM), SENSORMEDICS(R), TECA(R), TECOMET(TM), VELA(R) and VMAX(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions and whether they will be accretive in 2005 and whether they will contribute to higher rates of revenue and earnings growth in the future, our ability to achieve our stated goals, our outlook for our businesses, our expectations regarding our China/Asia organization, our expectations for new product introductions, our expectations regarding revenues and income from continuing operations for the full year, our expectations on focusing on improving margins, cash flows, operating income and our balance sheet and delivering shareholder value, our expectations regarding the CORTRAK system, our prospects for continued growth and our ability to successfully execute on our business strategies. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the restructuring of our international organization, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of certain of the industries in which we operate, acceptance of our new products and services, ,patent protection and litigation and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 1, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.


(1) Special items - In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                   Three Months   Three Months
                                      Ended          Ended
                                    October 1,     October 2,
                                       2005           2004      Change
                                  -------------- -------------- ------
Operating Income (Loss) from
 Continuing Operations            $       7,275  $      (3,406)
Acquisition Related Costs (a)             1,215              -
Restructuring Charges                     2,064          6,503
Litigation Expense (b)                        -             63
                                  -------------- --------------
Adjusted Operating Income from
 Continuing Operations            $      10,554  $       3,160  234.1%
                                  ============== ==============

Income (Loss) from Continuing
 Operations                       $       4,316  $      (2,164)
Acquisition Related Costs (net of
 income taxes of ($431)) (a)                784              -
Restructuring Charges (net of
 income taxes of ($733) and
 ($2,309))                                1,331          4,194
Litigation Expense (net of income
 taxes of $22 ) (b)                           -             41
                                  -------------- --------------
Adjusted Income from Continuing
 Operations                       $       6,431  $       2,071  210.5%
                                  ============== ==============

Diluted Earnings (Loss) per Share
 from Continuing Operations       $         .13  $        (.07)
Acquisition Related Costs per
 Share (a)                                  .03              -
Restructuring Charges per Share             .04            .14
Litigation Expenses per Share (b)             -              -
                                  -------------- --------------
Adjusted Earnings per Share       $         .20  $         .07
                                  ============== ==============


(a) The third quarter of 2005 was negatively impacted by $0.7 million from stepping up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.5 million of expenses to integrate the acquired companies.

(b) In the third quarter of 2004, the Company incurred $0.06 million of legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas.


             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                   Nine Months    Nine Months
                                      Ended          Ended
                                    October 1,     October 2,
                                       2005           2004      Change
                                  -------------- -------------- ------
Operating Income (Loss) from
 Continuing Operations            $     (14,310) $      12,015
Purchased In-Process Research and
 Development Expenses (a)                34,909              -
Acquisition Related Costs (b)             4,149              -
Restructuring Charges                     3,765          6,986
Legal Settlement and Expenses (c)             -         (4,352)
                                  -------------- --------------
Adjusted Operating Income from
 Continuing Operations            $      28,513  $      14,649   94.6%
                                  ============== ==============

Income (Loss) from Continuing
 Operations                       $     (22,014) $       8,059
Purchased In-Process Research and
 Development Expenses (net of
 income taxes of $0) (a)                 34,909              -
Acquisition Related Costs (net of
 income taxes of  ($1,473)) (b)           2,676              -
Restructuring Charges (net of
 income taxes of ($1,337) and
 ($2,480))                                2,428          4,506
Litigation Expenses and
 Settlement (net of income taxes
 of $1,545) (c)                               -         (2,807)
                                  -------------- --------------
Adjusted Income from Continuing
 Operations                       $      17,999  $       9,758   84.5%
                                  ============== ==============

Diluted Earnings (Loss) per Share
 from Continuing Operations       $        (.70) $         .26
Purchased In-Process Research and
 Development Per Share(a)                  1.12              -
Acquisition Related Costs per
 share (b)                                  .08              -
Restructuring Charges per Share             .08            .14
Litigation Settlement and
 Expenses per Share (c)                       -           (.09)
                                  -------------- --------------
Adjusted Earnings per Share       $         .58  $         .31
                                  ============== ==============


(a) In the second quarter of 2005, the Company recorded a charge of $34.9 million to write-off in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(b) 2005 was negatively impacted by $3.2 million from stepping up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.9 million of expenses to integrate the acquired companies.

(c) During the nine months ended October 2, 2004, the Company incurred $1.6 million of legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas and in the second quarter of 2004, the Company settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.



                                                Three Months Ended
                                            --------------------------
Consolidated Statements of Income                  (unaudited)
(In Thousands, Except Per Share Amounts)
                                             October 1,    October 2,
                                                2005          2004

Revenues                                    $   126,899   $    91,578

Operating Costs and Expenses:
   Cost of revenues                              66,049        50,851
   Selling, general and administrative
    expense                                      42,079        31,702
   Purchased in-process research and
    development expense                               -             -
   Research and development expense               9,432         5,928
   Restructuring charges                          2,064         6,503
   Legal settlement                                   -             -
                                            ------------  ------------
                                                119,624        94,984

                                            ------------  ------------
Operating Income (Loss)                           7,275        (3,406)
                                            ------------  ------------
Interest Income (Expense), net                     (844)          231
Other Income (Expense), net                         261          (180)
                                            ------------  ------------

Income (Loss) from Continuing Operations
 Before Income Taxes                              6,692        (3,355)
Provision for Income Taxes                       (2,376)        1,191
                                            ------------  ------------
Income (Loss) from Continuing Operations          4,316        (2,164)
Income from Discontinued Operations (net
 of tax)                                             90             -
                                            ------------  ------------
Net Income (Loss)                           $     4,406   $    (2,164)
                                            ============  ============

Earnings (Loss) per Share:
   Basic:
      Continuing Operations                 $       .14   $      (.07)
      Discontinued Operations                         -             -
                                            ------------  ------------
                                            $       .14   $      (.07)
                                            ============  ============
   Diluted:
      Continuing Operations                 $       .13   $      (.07)
      Discontinued Operations                         -             -
                                            ------------  ------------
                                            $       .13   $      (.07)
                                            ============  ============
Weighted Average Shares Outstanding:
   Basic                                         31,526        30,884

   Diluted                                       32,497        30,884



                                                Nine Months Ended
                                            --------------------------
Consolidated Statements of Income                  (unaudited)
(In Thousands, Except Per Share Amounts)
                                             October 1,    October 2,
                                                2005          2004

Revenues                                    $   354,775   $   282,521

Operating Costs and (Income) Expenses:
   Cost of revenues                             189,232       156,608
   Selling, general and administrative
    expense                                     117,468        94,657
   Purchased in-process research and
    development expense                          34,909             -
   Research and development expense              23,711        18,255
   Restructuring charges                          3,765         6,986
   Legal settlement                                   -        (6,000)
                                            ------------  ------------
                                                369,085       270,506

                                            ------------  ------------
Operating Income (Loss)                         (14,310)       12,015
                                            ------------  ------------
Interest Income (Expense), net                     (587)          511
Other Income (Expense), net                         (18)          (31)
                                            ------------  ------------

Income (Loss) from Continuing Operations
 Before Income Taxes                            (14,915)       12,495
Provision for Income Taxes                       (7,099)       (4,436)
                                            ------------  ------------
Income (Loss) from Continuing Operations        (22,014)        8,059
Income from Discontinued Operations (net
 of tax)                                            537             -
                                            ------------  ------------
Net Income (Loss)                           $   (21,477)  $     8,059
                                            ============  ============

Earnings (Loss) per Share:
   Basic:
      Continuing Operations                 $      (.70)  $       .26
      Discontinued Operations                       .01             -
                                            ------------  ------------
                                            $      (.69)  $       .26
                                            ============  ============
   Diluted:
      Continuing Operations                 $      (.70)  $       .26
      Discontinued Operations                       .01             -
                                            ------------  ------------
                                            $      (.69)  $       .26
                                            ============  ============
Weighted Average Shares Outstanding:
   Basic                                         31,317        30,743

   Diluted                                       31,317        31,393


VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)


                          Three Months Ended      Nine Months Ended
                        ----------------------  ----------------------
                        October 1,  October 2,  October 1,  October 2,
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------

Respiratory Care
        Domestic           42,263      29,394     109,982      89,204
        International      35,560      26,574     102,463      88,451
                        ----------  ----------  ----------  ----------
              Total        77,823      55,968     212,445     177,655
                        ----------  ----------  ----------  ----------


NeuroCare
        Domestic           17,159      13,488      49,429      38,616
        International      12,376       7,553      38,781      22,408
                        ----------  ----------  ----------  ----------
              Total        29,535      21,041      88,210      61,024
                        ----------  ----------  ----------  ----------


MedSystems
        Domestic            6,255       6,014      18,888      18,025
        International       1,785       1,324       4,848       4,609
                        ----------  ----------  ----------  ----------
              Total         8,040       7,338      23,736      22,634
                        ----------  ----------  ----------  ----------


Orthopedics
        Domestic            9,720       6,020      24,693      17,501
        International       1,781       1,211       5,691       3,707
                        ----------  ----------  ----------  ----------
              Total        11,501       7,231      30,384      21,208
                        ----------  ----------  ----------  ----------


Total VIASYS
        Domestic           75,397      54,916     202,992     163,346
        International      51,502      36,662     151,783     119,175
                        ----------  ----------  ----------  ----------
              Total       126,899      91,578     354,775     282,521
                        ==========  ==========  ==========  ==========



    CONTACT: VIASYS Healthcare Inc., Conshohocken
             Investor Contact:
             Martin P. Galvan, 610-862-0800